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                                                                     Exhibit 4.3

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT


     THIS AMENDMENT (this "Amendment") effective as of the 31st day of December, 1999, amends and modifies, at the Company's direction, a certain Rights Agreement dated as of December 31, 1996 (the "Rights Agreement") between Quest Diagnostics Incorporated (the "Company") and Harris Trust and Savings Bank, as Rights Agent. All terms defined in the Rights Agreement shall have the same meanings in this Amendment unless otherwise defined.

     WHEREAS, on December 8, 1999, the Board of Directors of the Company adopted a resolution approving the amendment of the Rights Agreement to increase the exercise price of a Right under Section 7(b) of the Right Agreement from $35 to $125.

     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

     1. All terms not defined herein have the meanings set forth in the Rights Agreement.

     2. Section 7(b) of the Rights Agreement is hereby deleted and replaced as follows:

          (b) The Purchase Price for each one one-hundredth of a Preferred Share purchasable pursuant to the exercise of a Right shall be One Hundred Twenty-five dollars ($125.00), and shall be subject to adjustment from time to time as provided in Section 11 or 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

     3. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     4. Except as expressly amended hereby, all the terms and conditions of the Rights Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.


QUEST DIAGNOSTICS INCORPORATED              HARRIS TRUST AND SAVINGS BANK,
                                            Rights Agent

By:                                         By:
    -----------------------------               -----------------------------
Name: Leo C. Farrenkopf, Jr.                Name: Deborah Hokinson
Title: Vice President and Secretary         Title: Assistant Vice President